ADMINISTRATIVE SERVICES AGREEMENT
This Administrative Services Agreement (this “Agreement”) is entered into as of August 21, 2025 by and between Diamond Hill Funds (“Trust”), an Ohio business trust, and Diamond Hill Capital Management, Inc. (“DHCM”), an Ohio corporation. Each of the Trust and DHCM are a “party”, and together, the “parties”.
WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (“Company Act”), and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;
WHEREAS, the Trust has engaged DHCM to act as investment adviser (“Adviser”) to each series of the Trust set forth on Schedule A attached hereto, as it may be amended from time to time (each a “Fund”, and collectively, the “Funds”);
WHEREAS, the Trust wishes to retain DHCM to provide certain fund administration, accounting, and financial reporting services to the Funds; provided, however, that DHCM is authorized at its own expense to contract with other service providers to perform any or all of the services set forth herein; and
WHEREAS, DHCM wishes to provide, or arrange for the provision of, such services to the Trust and the Funds under the conditions set forth below;
NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.Appointment. The Trust hereby appoints DHCM, and DHCM accepts the appointment, to provide the fund administration, accounting, and financial reporting services described in this Agreement upon the terms and conditions set forth herein. Any services undertaken by DHCM pursuant to this Agreement, as well as any other activities undertaken by DHCM on behalf of the Trust pursuant hereto, shall at all times be subject to any direction of the Board of Trustees of the Trust (“Board”).
2.Services. Subject to the direction and control of the Trust, DHCM shall supervise the Trust’s business affairs not otherwise supervised by other agents of the Trust. To the extent not otherwise the primary responsibility of, or provided by, other parties under an agreement with the Trust, DHCM shall provide: (i) non-investment related statistical and research data, (ii) internal regulatory compliance services, (iii) executive and administration services (as defined below); (iv) fund administration services as set forth in Schedule B hereto; and (v) fund accounting services as set forth in Schedule C hereto. For purposes of this Agreement, “executive and administration services” include, but are not limited to: (i) the coordination of all third parties furnishing services to the Trust; (ii) review of the books and records of the Trust maintained by such third parties; (iii) the review and submission to the officers of the Trust for their approval, of invoices or other requests for payment of Trust expenses; and (iii) the completion or coordination of such other action with respect to the Trust as may be necessary in the opinion of DHCM to perform its duties hereunder.
3.Compensation. For the performance of DHCM’s obligations under this Agreement, each Fund shall pay DHCM a fee as set forth on Schedule A attached hereto, as such schedule may be amended from time to time, on the first business day following the end of each month.
The average value of the daily net assets of each Fund shall be determined pursuant to the applicable provisions of the Trust’s Agreement and Declaration of Trust, as amended from time to time (the “Declaration of Trust”), or a resolution of the Board, if required. If, pursuant to such provisions, the determination of net asset value (“NAV”) of a Fund is suspended for any particular business day, then for the purposes of this paragraph, the NAV of a Fund as last determined shall be deemed to be the NAV as of the close of the business day, or as of such other time as the Fund’s NAV may lawfully be determined, on that day. If the determination of the NAV of a Fund has been suspended for a period including such month, DHCM’s compensation payable at the end of such month shall be computed based on the NAV of that Fund as last determined (whether during or prior to such month).
4.Allocation of Charges and Expenses. DHCM will pay all operating expenses of the Trust not specifically assumed by the Trust, including without limitation: (i) the compensation and expenses of any employees of the Trust and of any other persons rendering any services to the Trust, unless the Trust otherwise agrees to pay; (ii) clerical and shareholder service staff salaries; (iii) office space and other office expenses; (iv) fees and expenses incurred by the Trust in connection with membership in investment company organizations; (v) legal, auditing, accounting, and insurance expenses; (vi) expenses of registering shares under federal and state securities laws, including expenses incurred by a Fund in connection with the organization and initial registration of shares of that Fund; (vii) fees and expenses of any transfer agent and sub-transfer agent(s), distributor, dividend disbursing agent, recordkeeper, shareholder service agent, plan agent, sub-administrator (excluding fees and expenses payable to DHCM under this Agreement), sub-fund accounting agent, pricing services agent, and principal underwriter of the Trust; (viii) expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Funds; (ix) the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to each Fund’s current shareholders; (x) the cost of printing or preparing any documents, statements or reports to shareholders unless otherwise noted; (xi) fees and expenses of trustees of the Trust (“Trustees”) who are not “interested persons” of the Trust, as defined in the Company Act; and (xii) all other operating expenses not specifically assumed by the Trust. In paying expenses that would otherwise be obligations of the Trust, DHCM is expressly acting as an agent on behalf of the Trust. DHCM will provide a detailed report of those expenses to the Trustees on an annual basis and the amount of those expenses will be a direct consideration by the Trustees in determining the fee rate paid to DHCM under this Agreement.
The Trust will pay all fees and expenses of the custodian, brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short),

expenses related to conducting shareholders’ meetings and proxy solicitations (including the preparation and delivery of the proxy statement and other related materials), and such extraordinary or non-recurring expenses as may arise, including litigation to which a Fund or the Trust may be a party and indemnification of the Trustees and officers with respect thereto. The Trust will also pay the fees paid pursuant to its Investment Management Agreement between DHCM and the Trust, as amended from time to time, and all expenses which it is authorized to pay pursuant to Rule 12b-l under the Company Act, if applicable. DHCM may obtain reimbursement from the Funds, at such time or times as DHCM may determine in its sole discretion, for any of the expenses advanced by DHCM, which the Funds or the Trust are obligated to pay, and such reimbursement shall not be considered to be part of DHCM’s compensation pursuant to this Agreement.
5.Recordkeeping. DHCM shall create and maintain all necessary records in accordance with all applicable laws, rules, and regulations, including but not limited to records required by Section 3l(a) of the Company Act and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to an agreement with the Trust. Where applicable, such records shall be maintained by DHCM for the periods and in the places required by Rule 3la-2 under the Company Act, or DHCM shall ensure such records are maintained on behalf of the Trust pursuant to Rule 31a-3 under the Company Act.
6.Audit and Inspection. DHCM agrees that all records prepared or maintained relating to the services to be performed by DHCM hereunder are the property of the Trust. DHCM shall make available to the Trust during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust or any regulatory agency having authority over the Trust. In addition, DHCM will prompt surrender to the Trust or its designee all such records on, and in accordance with, the Trust’s or its designee’s request.
7.Representations and Warranties. Each party represents and warrants to the other party, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
a.It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder.
b.It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;
c.For its duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including, without limitation, federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations; and all other self-regulatory organizations governing the transactions contemplated under this Agreement;
d.It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by this Agreement; and
e.This Agreement constitutes a valid and legally binding obligation of it, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.
8.Standard of Care. DHCM shall use best efforts and exercise reasonable care in the performance of its duties under this Agreement and shall give the Trust the benefit of its best judgment, efforts, and facilities in rendering the services. In providing the services, DHCM shall at all times comply with: (i) all applicable provisions of the Company Act and any rules and regulations adopted thereunder, (ii) the provisions of the Registration Statement of the Trust under the Securities Act of 1933, as amended, and the Company Act, (iii) the provisions of the Declaration of Trust and the By-Laws of the Trust, as each shall be amended from time to time and (iv) any other applicable provisions of state and federal law, rules, and regulations.
9.Indemnification. Subject to and except as otherwise provided in the Securities Act of 1933, as amended, and the Company Act, the Trust shall indemnify DHCM and each DHCM Employee (as defined in Section 10) (collectively, “Covered Persons”) against all liabilities, including but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants’ and counsel fees, incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any commission, administrative, legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while serving as the administrator for the Trust or as a DHCM Employee providing services to the Truste pursuant to this Agreement, or, thereafter, by reason of being or having been the administrator for the Trust or a DHCM Employee providing services to the Truste pursuant to this Agreement, including but not limited to liabilities arising due to any misrepresentation or misstatement in the Trust’s prospectus, other regulatory filings, and amendments thereto, or in other documents originating from the Trust. In no case shall a Covered Person be indemnified against any liability to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties of such Covered Person.
DHCM shall indemnify the Trust and Board against all liabilities, including but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants’ and counsel fees, incurred by the Trust arising directly out of: (a) DHCM’s failure to exercise the standard of care set forth herein; (b) any violation of applicable law by DHCM or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (c) any material breach by DHCM or its affiliated persons or agents of this Agreement. In no case shall the Trust and/or its Board be indemnified against any liability to which such Trust and/or its Board would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of their duties.
10.Limitations on Liability.
a.Limited Liability of DHCM. DHCM may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the Company Act or the rules thereunder, neither DHCM nor its shareholders, officers, directors, employees, agents, control persons, or affiliates of any thereof (collectively, “DHCM Employees”) shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission in connection with or arising out of any services rendered under or payments made pursuant to this Agreement, or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith, or gross negligence on the part of any such persons in the performance of the duties of DHCM under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of DHCM under this Agreement. Any person, even though also a DHCM Employee, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with DHCM’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a DHCM Employee, or under the control or direction of DHCM, even though paid by it.
b.Limited Liability of the Trust. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents, or employees of the Trust personally, but bind only the property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the prope1iy of the Trust. A copy of the Declaration of Trust is on file with the Secretary of the State of Ohio.
11.Subcontracting. DHCM may subcontract with, hire, engage, or otherwise outsource to any entity or person with respect to the performance or provision of one or more services, functions, duties, or obligations of DHCM hereunder; provided, however, that DHCM shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, and that DHCM shall be responsible, to the extent provided in Sections 8, 10 and 11, for all acts of any such subcontractor.
12.Confidentiality. Each party agrees on behalf of itself and its trustees, directors, officers, and employees, a applicable, to use its best efforts to treat confidentially and as proprietary information of the other party, all records and other information of the other party, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except: (i) after prior notification to and approval in writing by the disclosing party, which approval shall not be unreasonably withheld and may not be withheld where the receiving party may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, provided that the receiving party will promptly notify the disclosing party of such request if permitted by applicable law, or (iii) when so requested by the disclosing party. Records and other information which: (i) have been or were independently developed or obtained by the receiving party without breach of its confidentiality obligations; (ii) have become known to the public through no wrongful act of the receiving party or any of its employees, agents, or representatives; and (iii) information that was already in the possession of the receiving party prior to receipt thereof from the disclosing party or its agent, shall not be considered confidential or proprietary information under this paragraph.
13.Privacy. DHCM acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws, and the rules and regulations promulgated thereunder (collectively, “Privacy Laws”). DHCM agrees: (i) not to disclose or use such information except as required to carry out DHCM’s duties under this Agreement or as otherwise permitted by the Privacy Laws in its ordinary course of business, (ii) to establish and maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information, and (iii) to comply with such Privacy Laws.
14.Services for Others. Nothing in this Agreement shall prevent DHCM or any affiliated person of DHCM from providing services for any other person, firm, or corporation, including other investment companies; provided, however, that DHCM expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.
15.Term and Termination. This Agreement shall become effective on the date first above written and, unless terminated earlier pursuant to its terms, shall remain in effect for a period of three years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms, but so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not “interested persons” of the Trust or DHCM and by a vote of a majority of the Board. This Agreement may be terminated without the payment of any penalty by either party upon sixty (60) days’ written notice to the other party. Upon the termination of this Agreement, the Trust shall pay DHCM such compensation as may be payable for the period prior to the effective date of such termination.
16.Miscellaneous.
a.Entire Agreement and Amendment. This Agreement, and any and all schedules attached hereto, comprise the entire agreement between the parties and supersede all previous oral and written agreements or understandings, and all contemporaneous oral and written negotiations, commitments, understandings, and communications between the parties relating to the subject matter of this Agreement. No party has been induced to enter into this Agreement by, nor is any party relying on, any representation or warranty outside of those expressly set forth in this Agreement. Except as expressly addressed elsewhere, the terms of this Agreement may be amended from time to time only by mutual written agreement of all parties to this Agreement.
b.Governing Law. This Agreement shall be governed by, construed under, and enforced in accordance with, the laws of the State of Ohio.
c.Assignment and Binding Effect. This Agreement is not assignable by each party without the prior consent of the other party. This Agreement is binding on and inures to the benefit of the parties’ respective successors and permitted assigns.
d.No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, shareholders of any Fund) any rights to enforce any provision of this Agreement or any legal or equitable right, remedy, or claim under or with respect to this Agreement.
e.Severability. If any provision of this Agreement (or any part thereof) shall be deemed illegal or unenforceable by reason of any statute or rule of law, the remaining provisions (or parts thereof) of this Agreement shall not be affected thereby and shall remain in full force and effect.
f.Waiver. The waiver by either party of a breach of any provision or condition of this Agreement shall not operate, or be construed, as a waiver of any other breach or an assent to a failure to comply with any other condition or provision.
g.Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.
h.Captions. The paragraph headings in this Agreement are solely for the convenience of the parties and do not in any way explain, modify, amplify, or effect the provisions of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.
DIAMOND HILL FUNDS

By:/s/Thomas E. Line

Title: President

Date: August 21, 2025

DIAMOND HILL CAPITAL MANAGEMENT, INC.

By: /s/Thomas E. Line

Title: Chief Financial Officer

Date: August 21, 2025

Schedule A
to Administrative Services Agreement

Fund Name and Fee

Fund	Fee
Diamond Hill Large Cap Concentrated ETF	0.05%

Schedule B
to Administrative Services Agreement

Fund Administration Services

1.Regulatory Reporting – Perform the following services related to the financial statements and related regulatory filing obligations for each Fund:
a.Prepare, in consultation with Trust counsel, and supervise the filing of annual updates to the Trust’s registration statement filed on Form N-1/A or Form N-2 and other filings relating to the registration of shares, and coordinate through a financial printer the filing of such annual updates (as well as supplements to such documents)
b.Prepare and file with the SEC:
i.Reports for the Trust on Forms N-CSR, N-PORT, and N-CEN (as applicable)
ii.Form N-PX
iii.Annual Fidelity Bond Filing (Rule 17g-1)
iv.All required notices pursuant to Rule 24f-2 under the Company Act
c.Prepare such reports, notice filing forms, and other documents (including reports regarding the sale of shares of the Trust as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust’s shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Trust to offer its shares
d.Cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, so that the necessary information is made available to, the SEC or any other regulatory authority or applicable securities exchange in connection with any regulatory audit of the Trust or any Fund

2.Shareholder Communications – DHCM shall develop and prepare, with the assistance of the Trust’s other service providers, communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the printing and mailing of prospectuses, notices, and other reports to Trust shareholders.

3.Corporate Governance – DHCM shall provide the following services to the Trust and its Funds:
a.Provide individuals reasonably acceptable to the Board to serve as officers of the Trust, including, without limitation, individuals to serve as assistant treasurer, secretary, and assistant secretary, who will be responsible for the management of certain of the Trust’s affairs as determined and under supervision by the Board; depending on the nature and scope of any such officer appointment
b.Coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of the Company Act and as such bonds and policies are approved by the Board
c.In consultation with legal counsel to the Trust, the Adviser, officers of the Trust and other relevant parties, collect, prepare, and disseminate digital materials for quarterly meetings of the Board, including agendas and selected financial information as agreed upon by the Trust and DHCM from time to time; attend and participate in quarterly Board meetings to the extent requested by the Board; and prepare or cause to be prepared minutes of the quarterly meetings of the Board.

4.Other Services – DHCM shall provide all necessary office space, equipment, personnel, and facilities for handling the affairs of the Trust; and shall provide the following services:
a.Administer contracts on behalf of the Trust with, among others, the Adviser and the Trust’s distributor, custodian, transfer agent, index receipt agent, and fund accountant
b.Assist the Trust, the Adviser, and the Trust’s Chief Compliance Officer in monitoring the Trust and its Funds for compliance with applicable limitations as imposed by the Company Act and the rules and regulations thereunder or set forth in the Trust’s or any Fund’s then current prospectus or statement of additional information
c.Coordinate with each Fund’s service providers to facilitate the setup of the Fund on applicable securities exchanges
d.Arrange for vendors to provide and post each Fund’s indicative optimized portfolio value, as applicable, and other information required by exemptive orders
e.Prepare and maintain the Trust’s operating budget to determine proper expense accruals to be charged to each Fund to calculate its daily NAV
f.Prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis as mutually agreed
g.Assist each Fund’s independent registered public accounting firm with the preparation and filing of the Fund’s tax returns
h.Research and calculate the qualified dividend rate for income and short-term capital gain distributions and assist in the production of supplemental tax information letters for each Fund, if applicable
i.Advise the Trust and the Board on matters concerning the Trust and its affairs including making recommendations regarding dividends and distributions
j.Monitor each Fund’s holdings and operations for post-trade compliance with its prospectus and statement of additional information, SEC statutes, rules, regulations, and policies and at the direction of the Fund’s independent public accountants and Trust counsel, monitor Fund holdings for compliance with Internal Revenue Service taxation limitations and restrictions and applicable Federal Accounting Standards Board rules, statements, and interpretations; provide periodic compliance reports to the Adviser and each sub-adviser to the Trust, and assist the Trust, the Adviser, and each sub-adviser to the Trust in preparation of periodic compliance reports to the Trust, as applicable. Because such post-trade compliance testing is performed using fund accounting data and data provided by third-party sources, its accuracy is dependent upon the accuracy of such data, and the Trust agrees and acknowledges that neither DHCM nor any sub-administrator is liable for the accuracy or inaccuracy of such data. The Trust further agrees and acknowledges that the post-trade compliance testing performed by DHCM or any sub-administrator shall not relieve the Trust of its responsibilities with respect to fund portfolio compliance, including on a pre-trade basis, and that DHCM and any sub-administrator shall not be held liable for any act or omission of the Trust with respect to fund portfolio compliance
k.Administer all disbursements for a Fund
l.Assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers, and EDGAR providers
m.Provide the Funds with an end-to-end solution to prepare and transmit annual and semi-annual shareholder reports designed to be compliant with the SEC’s tailored shareholder reporting requirements

Schedule C
to Administrative Services Agreement

Fund Accounting Services

DHCM shall provide the services listed on this Schedule C to the Trust and each Fund, subject to the terms and conditions of this Agreement, and in each case to the extent such services are relevant to the Fund.
1.Record Maintenance – Prepare and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Company Act (“Rule”) upon receipt of information in proper form from each Fund or its authorized agents:
a.Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash, and all other debits and credits, as required by subsection (b)(l) of the Rule
b.General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income, and expense accounts, including income accrued and income received, as required by subsection (b)(2)(i) of the Rule
c.Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule
d.A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule

2.Accounting Services – Perform the following accounting services for each Fund:
a.Calculate the NAV per share of shares offered by each Fund in accordance with the relevant provisions of the applicable Fund’s prospectus and applicable regulations under the Company Act
b.Obtain securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Trust or a Fund (“Valuation Procedures”), including: (i) pricing information from independent pricing services, with respect to securities for which market quotations are readily available; (ii) if applicable to a particular Fund, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Trust (collectively, “Fair Value Information Vendors”) with respect to securities for which market quotations are not readily available, for which a significant event has occurred following the close of the relevant market but prior to the Fund’s pricing time, or which are otherwise required to be made subject to a fair value determination under the Valuation Procedures; and (iii) with respect to securities for which pricing information from independent pricing services is not readily available and/or has been subject to override by the Adviser, prices obtained from the Trust or other designee, as approved by the Board
c.Coordinate the preparation of reports that are prepared or provided by Fair Value Information Vendors which help the Trust to monitor and evaluate its use of fair value pricing information under its Valuation Procedures

d.Verify and reconcile with each Fund’s custodian cash and all daily trade activity
e.Compute, as applicable, each Fund’s trailing and annualized returns, net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity (and other yields or standard or non-standard performance information as mutually agreed)
f.Accrue income of each Fund based upon income estimates obtained from independent pricing services, or if such income estimates are unavailable, then upon income estimates obtained from the Adviser or its designee
g.Record investment trades received in proper form from each Fund or its authorized agents on the industry standard T+1 basis
h.Calculate expenses of each Fund according to instructions received from the Trust, and submit changes to accruals and expense items to authorized officers of the Trust for review and approval
i.Process share creations and redemptions and reconcile with each Fund’s transfer agent
j.Provide accounting positions to facilitate the generation of portfolio composition files
k.Maintain create/redeem records to the extent they are not otherwise maintained by other services providers
l.Determine the outstanding receivables and payables for all: (i) security trades, (ii) Fund share transactions, and (iii) income and expense accounts
m.Provide system generated accounting reports in connection with each Fund’s regular annual audit and other audits and examinations by regulatory agencies
n.Provide such ad hoc periodic reports as the parties shall agree upon
o.Assist the Trust in identifying instances where market prices are not readily available, or are unreliable, each as set forth within parameters included in the Valuation Procedures
p.Provide information typically supplied in the investment company industry to companies that track or report price, performance, or other information with respect to investment companies
q.Provide accounting information to each Fund’s independent registered public accounting firm for preparation of each Fund’s tax returns
r.Cooperate with, and take reasonable actions in the performance of its duties under this Agreement, so that all necessary information is made available to each Fund’s independent public accountants in connection with any audit or the preparation of any report requested by such Fund

3.Financial Statements and Regulatory Filings – Perform the following accounting services related to the financial statements and related regulatory filing obligations for each Fund:
a.Provide monthly unaudited financial statements described below, upon request of the Trust. The unaudited financial statements will include the following items:
i.Unaudited Statement of Assets and Liabilities
ii.Unaudited Statement of Operations
iii.Unaudited Statement of Changes in Net Assets
iv.Unaudited Condensed Financial Information

b.Provide accounting information for the following for each Fund (in compliance with Reg. S-X, as applicable):
i.Federal and state income tax returns and federal excise tax returns
ii.Annual and semi-annual shareholder reports and quarterly Board meetings
iii.Registration statements on Form N-l/A or Form N-2 and other filings relating to the registration of shares
iv.Reports related to DHCM or its designee’s monitoring of each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended
v.Annual audit by each Fund’s auditors
vi.Examinations performed by the SEC
vii.Proxy statements and other shareholder communications
c.Calculate performance, turnover, and expense ratio
d.Prepare schedule of capital gains and losses
e.Provide daily cash report
f.Maintain and report security positions and transactions in accounting system
g.Prepare broker commission report
h.Monitor expense limitations
i.Maintain list of failed trades